Exhibit 10.1
August 4, 2023
Zachary Kirkhorn
[***]
Dear Zachary,
This letter agreement ("Agreement") sets forth the substance and terms of the separation that Tesla, Inc. or one of its subsidiaries ("Tesla" or the "Company") is offering to aid you with your employment transition.
1.SEPARATION. Your employment with the Company is ending. As of August 4, 2023 (the “Separation Date”) you are no longer serving as Master of Coin and Chief Financial Officer. Your last day of employment [***] (your "Exit Date").
2.SEVERANCE. Although Tesla has no legal obligation to provide any separation pay or benefits, Tesla will provide you with the benefits set forth below (collectively, the “Severance Benefits”), in exchange for the promises and representations you make in this Agreement and provided you sign this Agreement. Please be advised that pursuant to paragraph 13 below, any violation of the Proprietary Information Obligations you agreed to as part of your employment or in this Agreement will disqualify you from receiving Severance Benefits and may result in legal action against you. If you have breached any of your confidentiality obligations and disclosed Confidential Information or Business Information to the press, a reporter, or another party who you believe may have been in contact with the press or a reporter, prior to signing this Agreement and you make a complete disclosure to Tesla at the time of signing this Agreement, Tesla will not pursue additional legal action against you. In the event through its investigation Tesla finds that you have breached your confidentiality obligations and did not disclose such breach prior to signature of this Agreement, Tesla reserves all rights at equity, contract or law.

    Severance Benefits
(a).Tesla will continue to treat you as an active employee with the same pay and benefits you were receiving as Master of Coin and Chief Financial Officer, from the Separation Date through the Exit Date (the “Severance Period”), for purposes of salary continuation, benefits, and vesting of equity, if applicable.

(b).If you were enrolled in Tesla health care benefits as of your Exit date and you timely enroll in COBRA coverage and comply with the terms of this Agreement, then Tesla will cover the cost of your COBRA coverage for two months following the date that your active benefits coverage ends. You will receive a COBRA enrollment packet in the mail within 10 business days of your Exit date which will include instructions on how to enroll in COBRA coverage through Tesla.
3.EXPENSE REIMBURSEMENTS. Within ten (10) calendar days of receiving of this Agreement, you agree to submit your final documented expense reimbursement statement reflecting any and all reasonable and necessary business expenses you incurred in the course of fulfilling your job duties for Tesla for which you are seeking reimbursement. Tesla will reimburse you for such expenses in accordance with its applicable policies, and pursuant to its regular business practice.
4.COMPENSATION AND BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive nor are you entitled to receive any additional compensation, severance, benefits, or other payments from Tesla after the Exit Date.
5.WORKING CONDITIONS. Tesla wants to make sure that if there were any problems with your compensation or if you had workplace safety concerns during your employment, that those concerns were properly addressed. If they were not and/or the representations set forth in the
Certain identified information has been omitted from this document because it is not material and is the type that the company treats as private or confidential, and has been marked with “[***]” to indicate where omissions have been made. This letter agreement was previously disclosed on Form 8-K filed on August 7, 2023.

subsections below are not true, please contact your Human Resources Business Partner (“HRBP”) prior to entering into this Agreement, so that we may understand your concerns and take appropriate action. Otherwise, by signing this Agreement, you acknowledge and represent that:
(a).other than the payments set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you;
(b).you have not made any claims or allegations related to sexual harassment or sexual abuse that were not fully resolved during your employment, with your acknowledgment that the Severance Benefits, accordingly, are not related to sexual harassment or sexual abuse;
(c).you have received any leave to which you were entitled or to which you requested, if any, under the Family Medical Leave Act or applicable state law, and that you did not sustain any workplace injury during your employment with Tesla that you have not already reported;
(d).you have had the opportunity to raise any safety concerns, safety complaints, or whistleblower activities against the Company, and that if any safety concerns, safety complaints, or whistleblower activities were raised during your employment, they were addressed to your satisfaction; and
(e).as of the date you sign this Agreement, you are not aware of any violation of law, regulation or breach of any other legal obligation by the Company or other Releasees.
6.RELEASE OF CLAIMS. In consideration for the Severance Benefit and other promises and undertakings contained in this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you release, acquit and forever discharge Tesla, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, administrators, benefit plans, plan administrators, insurers, staffing agencies, investors, shareholders, divisions, successors and predecessors, assigns and affiliates (together "Releasees"), of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Company at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to your employment, separation from employment, terms and conditions of employment, agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to:
(a).all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to any disputed wages, commissions, stock, stock options, or any other ownership interests in the Company, vacation or other time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation (noting that the Company disputes any wage claims by you, if applicable); any and all causes of action, including but not limited to actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, or fraud;
(b).any and all claims arising under any federal, law or statute, including, but not limited to Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Americans with Disabilities Act, 42 U.S.C. § 1981; the Family and Medical Leave Act (except as prohibited by law); the Fair Labor Standards Act (except as prohibited by law); the Fair Credit Reporting; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act;
(c).any and all claims arising out of any applicable state or local law, including, but not limited to the following (to the extent any such laws apply to your employment with the Company): California Labor Code (except as prohibited by law); California Business and Professions Code; California Civil Code; California Fair Employment and Housing Act; California Family Rights Act; California Unruh Civil Rights Act; California Fair Pay Act; California Pregnancy Disability Leave Law; California WARN Act; California Equal Pay Law; the California Whistleblower Protection Laws; any applicable California Industrial Welfare Commission Wage Order; the California Constitution; Illinois Human Rights Act; Illinois Equal Pay Act; Illinois Whistleblower Act; Illinois Wages for Women and Minors Act; Illinois Family Bereavement Leave Act/Child Bereavement Leave Act; Illinois Religious Freedom Restoration Act; Illinois Service Member Employment & Reemployment Rights Act; Illinois Family Military Leave Act; Illinois WARN Act; Illinois Right to Privacy in the Workplace Act; Illinois Union Employee Health and Benefits Protection Act; Illinois Employment Contract Act; Illinois Labor Dispute Act; Illinois Victims’ Economic Security and Safety Act; Illinois Nursing Mothers in the Workplace Act; Cook County Human Rights Ordinance (if applicable); Chicago Human Rights Ordinance (if applicable); Massachusetts Law Prohibiting Unlawful Discrimination/Massachusetts Fair Employment Practices Act; Massachusetts Equal Pay Law, except for claims that cannot be waived related to inquiry or discussion of wages; Massachusetts Right to be Free from Sexual Harassment Law; Massachusetts Age Discrimination Law; Massachusetts Equal Rights Law; Massachusetts Equal Rights for the Elderly and Disabled Law; Massachusetts Civil Rights Law; Massachusetts False Claims Act; Massachusetts Paid Family and Medical Leave Laws; Massachusetts Small Necessities Leave Act; Massachusetts Parental Leave Act; Massachusetts Pregnant Workers Fairness Act; Massachusetts Earned Sick Time Law; Massachusetts Labor and Industry Privacy Law (and by entering into this Agreement, you acknowledge that your release and waiver includes any future claims against the Company or other Releasees under Mass. Gen. Laws ch. 149, § 148 - the Massachusetts Wage Act, which claims include, but are not limited to, failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, claims for improper wage deductions, and claims for failing to provide proper check-cashing facilities); Nevada Fair Employment Practices Act (including age and sexual harassment claims, claims related to false pretenses, blacklisting, grafting, kickbacks, or lie detectors); Nevada Paid Leave Law; Waivable claims under Nev. Rev. Stat. Ann. § 608.250; Nev. Rev. Stat. Ann. § 613.010; Nev. Rev. Stat. Ann. § 613.210; Nev. Rev. Stat. Ann. § 613.110; Nev. Rev. Stat. Ann. § 613.120; Nev. Rev. Stat.  §§ 613.440 – 613.510; New York State Human Rights Law; New York Off Duty Conduct Law Activities Discrimination Law; New York City Humans Rights Law (if applicable); New York City Earned Sick Time Act (if applicable); New York Wage Hour and Wage Payment Law; New York Minimum Wage Law; New York WARN Act; New York Equal Pay Law; New York State Civil Rights Law; New York Family Leave Law; New York Sick Leave Law; New York Workers’ Compensation Law Retaliation Provisions;
(d).any amendments to the foregoing, and any and all other laws and regulations relating to employment termination, employment discrimination, harassment or retaliation, claims for wages, hours, benefits, compensation, and federal, state, and/or municipal statue, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic; and any and all claims for attorneys' fees and costs, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws;
(e).any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the Severance Benefits or other proceeds received by you as a result of this Agreement; and
(f).any and all claims for attorneys’ fees and costs.
You hereby represent that you do not have any pending judicial or administrative lawsuits, claims, or actions pending in your name or on behalf of any other person or entity against Tesla or any other person or entity subject to the release granted in this Agreement. You affirm and represent to the Company that you have complied with all Company policies and procedures during your employment. If the Company discovers or learns that you did not comply with all Company policies and procedures during your employment, then Company may seek all remedies available under the law and equity including but not limited to delay or withholding of the Severance Benefit, or seek or force the return or repayment by you of the Severance Benefit, regardless of when discovered. The release of claims in this paragraph does not impact the Company’s obligations to you with respect to certain indemnifiable events under any Indemnification Agreement(s) between you and the Company signed during your employment as an officer of the Company.
7.RELEASE OF UNKNOWN CLAIMS. You acknowledge that you intend to release all claims, whether known or unknown, including claims that you may not presently be aware of, or have knowledge of their existence. You have been advised to consult with legal counsel and you are familiar with, and are hereby waiving, any applicable statutory provisions that might otherwise limit your release of unknown claims. By way of example, you are aware of, and hereby waive (to the extent applicable to your employment), the protections of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Being aware of said code section, you agree to expressly waive any rights thereunder (if applicable), as well as under any other statute or common law principles of similar effect.
8.CLAIMS EXCLUDED FROM RELEASE. Nothing in this Agreement is intended to release or waive claims (a) for unemployment or workers' compensation benefits (in the case of workers’ compensation benefits, to the extent applicable state law prohibits the direct release of such benefits without judicial or agency approval, with the understanding that such benefits, if any, would only be payable in accordance with the terms of any workers’ compensation coverage or fund of the Company); (b) continued participation in certain benefits under COBRA (or any state law counterpart), if applicable; (c) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement; (d) that may arise after you sign this Agreement; (e) for reimbursement of expenses in accordance with the Company's expense reimbursement policies; or (f) which cannot be released by private agreement, including those permitted by the Permitted Disclosures and Actions section (below).
9.PERMITTED DISCLOSURES AND ACTIONS. You understand that nothing in this Agreement shall limit or prohibit you from providing relevant information to applicable governmental, regulatory, or legislative bodies regarding a possible violation of law, or as compelled or requested by lawful process. You are, however, waiving any right to recover money in connection with any agency charge or agency or judicial decision, including class or collective action rulings, other than properly awarded bounty money under applicable federal law. You recognize that this provision does not allow for the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company's written consent shall constitute a material breach of this Agreement.
10.COOPERATION. Except to the extent inconsistent with the Permitted Disclosures and Actions section, you agree to cooperate with Tesla in the transition of your duties and to provide information to and assist the Company in the investigation, defense, or prosecution of any suspected claim against or by the Company. Such assistance shall include, but is not limited to, participating in interviews with representatives of Tesla, attending, as a witness, depositions, trials, government inquiries, or other similar proceedings without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. You will be available to your successor in position during regular business hours for questions and you will be obligated to provide reasonable assistance in order to ensure a smooth transition of duties.
11.NO ADMISSION. You understand and agree that the promises and Severance Benefits provided by this Agreement shall not be construed to be an admission or any liability or obligation by Tesla to you or to any other person, and that the Company makes no such admission.
12.RETURN OF COMPANY PROPERTY. [***] Company documents (and all copies thereof) and other Company property and materials in your possession, or your control, including, but not limited to, Company files, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof). You further agree that in the event that you discover any other Company property in your possession after your Exit Date, you will immediately return such materials to the Company. Return of all Company property is a pre-requisite to your receiving payment under this Agreement.
13.PROPRIETARY INFORMATION OBLIGATIONS.
(a).You reaffirm and agree to fully comply with all post-employment terms of any form of non-disclosure, confidentiality, restrictive covenant, and/or invention assignment agreement you have entered into with the Company, including but not limited to any form of agreement titled Proprietary Information and Inventions Agreement, Non-Disclosure and Inventions Assignment Agreement, Employee Proprietary Information and Inventions Agreement, and/or Applicant Non-Disclosure Agreement (collectively, the “Confidentiality Agreement”), which is hereby incorporated by reference. You represent that you have fully complied, to date, with all terms of any such Confidentiality Agreement. You expressly acknowledge and agree that: (i) in the course of your employment by Tesla, it was necessary for you to create, use, or have access to (A) technical, business, or customer information, materials, or data relating to the Company's present or planned business that has not been released to the public with the company's authorization, including, but not limited to, confidential information, materials, or proprietary data belonging to the Company or relating to the Company's affairs (collectively, "Confidential Information") and (B) information and materials that concern the Company's business that come into the Company's possession by reason of employment with the Company (collectively, "Business Related Information"); (ii) all Confidential Information and Business Related Information are the property of the Company; (iii) the use, misappropriation, or disclosure of any Confidential Information or Business Related Information would constitute a breach of trust and could cause serious and irreparable injury to the Company; and (iv) it is essential to the protection of the Company's goodwill and maintenance of the Company's competitive position that all Confidential Information and Business Related Information be kept confidential and that you not disclose any Confidential Information or Business Related Information to others or use Confidential Information or Business Related Information to your own advantage or the advantage of others.
(b).In recognition of the acknowledgment contained in this Section, subsection (a) above, you agree that until the Confidential Information and/or Business Related Information becomes publicly available (other than through a breach by you), you shall: (i) hold and safeguard all Confidential Information and Business Related Information in trust for Tesla, its successors, and assigns; (ii) not appropriate or disclose or make available to anyone for use outside of the Company's organization at any time any Confidential Information and Business Related Information, whether or not developed by you; (iii) keep in strictest confidence any Confidential Information or Business Related Information; and (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within your control, to any person, firm, or corporation, or use directly or indirectly, for your own benefit or the benefit of others, any Confidential Information or Business Related Information.
(c).You agree that all lists, materials, records, books, data, plans, files, reports, correspondence, and other documents ("Company material") used or prepared by, or made available to, you shall be and remain property of Tesla. You shall immediately return all Company material to the Company, and you shall not make or retain any copies or extracts thereof.
(d).To the greatest extent permitted by applicable law, you agree that for a period of [***] immediately following the Effective Date, you shall not directly or indirectly solicit any of Tesla’s employees to leave their employment with the Company (and you understand and agree that you are never authorized to use Tesla’s Confidential Information to solicit Tesla’s employees or other service providers to leave or modify their service relationships with Tesla).
(e).You also agree and acknowledge that this Section and all subparts are material terms of this Agreement and that Tesla shall be entitled, as a matter of right, to disqualify you from receiving (and/or to recover from you) any Severance Benefits provided by this Agreement, and/or to obtain temporary, preliminary, and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any arbitrator or court of competent jurisdiction, restraining any violation of this Section by you. Such injunctive relief shall be in addition to and in no way limit any and all other remedies the Company shall have in law and equity for the enforcement of such obligations. You hereby consent and stipulate that any violation of this Section would disqualify you from receiving severance under this Agreement, and further you consent and stipulate to the entry of such injunctive relief in such a court prohibiting you from any violation of the covenants and provisions of this Section.
(f).Nothing in this Section is intended to limit any disclosures permitted by the Except to the extent allowed by the Permitted Disclosures and Actions section. Moreover, in accordance with federal law (18 U.S.C. § 1833(b)(1))): (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing herein is intended to limit the application of such federal law.
14.CONFIDENTIALITY. This Agreement [***] will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your spouse; (b) you may disclose this Agreement to your attorney, accountant, auditor, tax preparer, and financial advisor, subject to such parties agreeing to maintain such information as confidential and to prevent disclosure of the information to all other third parties; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or contractor. [***]. Failure to comply with this provision shall be a material breach of this Agreement. You hereby agree that any violation of this Section would disqualify you from receiving Severance Benefits under this Agreement, except to the extent such disclosure is allowed by the Permitted Disclosures and Actions section. The Parties acknowledge that this Agreement may be disclosed as required by law, including without limitation any securities law, rule or regulation.
15.NON-DISPARAGEMENT. Except to the extent allowed by the Permitted Disclosures and Actions section, you agree to refrain from any disparagement, defamation, libel, or slander of Tesla, the other Releasees, and the Company's products (including in any manner likely to be harmful to them or their business, business reputation or personal reputation), and agree to refrain from any tortious interference with the contracts and relationships of any of the Releasees. You agree that this provision is of the essence of this Agreement and, as such, failure to comply with this provision shall be deemed a material breach of this Agreement.
16.EMPLOYMENT VERIFICATION. All inquiries regarding your employment with Tesla should be directed to [***].
17.TAX CONSEQUENCES. The Company makes no representations or warranties with respect to the tax consequences of the Severance Benefits or any other consideration provided to you or made on your behalf under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.
18.SECTION 409A. The payments and benefits set forth in this Agreement are intended to comply with the “short-term deferral” exception requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”). If it is determined that Section 409A applies to any payment or benefit under this Agreement, such payment or benefit shall be administered in accordance with Section 409A. In no event may you, directly or indirectly, designate the calendar year of a payment and if a payment that is subject to execution of this Agreement could be made in more than one taxable year, and such payment is subject to Section 409A, payment will be made in the later taxable year. You will be solely responsible for any tax imposed under Section 409A and in no event will the Company have any liability with respect to any tax, interest or other penalty imposed under Section 409A.
19.BREACH. You acknowledge and agree that any material breach of this Agreement, or of any provision of the Confidentiality Agreement shall entitle the Company to immediately recover and/or cease providing the Severance Benefits, and that you shall be responsible to the Company for all costs, attorneys' fees, and any and all damages incurred by the Company in (a) enforcing your obligations under this Agreement or the Confidentiality Agreement, including the bringing of any action to recover the Severance Benefits, and (b) defending against a claim or suit brought or pursued by you in violation of the terms of this Agreement.
20.ARBITRATION.
(a).THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO INDIVIDUAL ARBITRATION (NOT CLASS OR COLLECTIVE) IN ACCORDANCE WITH ANY ENFORCEABLE ARBITRATION AGREEMENT ENTERED BETWEEN YOU AND THE COMPANY (THE “ARBITRATION AGREEMENT”).
(b).TO THE EXTENT NO ARBITRATION AGREEMENT EXISTS, THEN THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO INDIVIDUAL ARBITRATION (NOT CLASS OR COLLECTIVE) BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES ("JAMS"), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES, AVAILABLE AT WWW.JAMSADR.COM ("JAMS RULES"). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH LAW OF THE STATE IN WHICH YOU LAST WORKED FOR THE COMPANY AND THE ARBITRATOR SHALL APPLY THAT SUBSTANTIVE AND PROCEDURAL STATE LAW TO ANY DISPUTE OR CLAIM, WITHOUT

REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH LAW OF THE STATE IN WHICH YOU LAST WORKED, THE LAW OF THE STATE IN WHICH YOU LAST WORKED SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS' FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE CONCERNING THIS AGREEMENT RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.
21.SEVERABILITY. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by an arbitrator or court of competent jurisdiction to be illegal, unenforceable, or void, then such determination will not affect any other provision of this Agreement, this Agreement shall continue in full force and effect without said provision or portion of provision, and an arbitrator or court may modify such provision so as to be rendered enforceable to the greatest extent permissible by applicable law.
22.MISCELLANEOUS. This Agreement (together with the Confidentiality Agreement and any Arbitration Agreement) constitutes the complete, final and exclusive embodiment of the entire agreement between you and Tesla with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, prior agreements and communications, whether oral or written, as to the specific subjects of this letter by and between you and the Company. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. However, nothing in this Agreement shall supersede the surviving portions of any confidentiality obligations or agreements into which you have entered with the Company such as may be set forth in the Confidentiality Agreement. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of you, the Company, the Releasees, their heirs, successors and assigns. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right, nor shall any waiver by the Company of any breach of this Agreement be a waiver of any preceding or succeeding breach. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State in which you were last regularly employed by Tesla, as applied to contracts made and to be performed entirely within such state.
23.KNOWING AND VOLUNTARY EXECUTION OF AGREEMENT. You understand and agree that you executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all claims under this Agreement against the Company and Releasees. You further acknowledge that you (a) have read this Agreement, (b) have been advised of your right to consult with legal counsel before signing this Agreement and have done so or elected not to retain legal counsel, (c) understand the terms and consequences of this Agreement and of the releases it contains; and (d) are fully aware of the legal and binding effect of this Agreement.
24.REVIEW AND EFFECTIVE DATE. This Agreement is executable until the fifth business day after it is received by you (the “Expiration Date”). This Agreement is null and void if the Company has not received a copy of the Agreement executed by you on or before the Expiration Date. You acknowledge that this affords you a reasonable period to consult an attorney (of your choosing, at your own expense) regarding the terms of this Agreement prior to entering into it. If you choose to sign this Agreement prior to the Expiration Date, then you acknowledge that you did so knowingly and voluntarily, and that you were not induced to do so by fraud, misrepresentation or threat by the

Company to withdraw or alter the offer. This Agreement will become effective on the date first set forth above (the “Effective Date”).

To accept this Agreement, within the timeframe specified above, please electronically sign below. As of the Effective Date, this will become our binding agreement with respect to your separation from Tesla.

I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS. I AM SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE BENEFITS DESCRIBED ABOVE.

NAME: Zachary Kirkhorn

Signature: /s/ Zachary Kirkhorn	Date: August 6, 2023

Company: Tesla

Signature: /s/ [***]	Date: August 6, 2023